FOR IMMEDIATE RELEASE

CONTACT:          Roy Estridge. EVP/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP RECEIVES $7.7 MILLION IN TARP FUNDS

VISALIA, Calif., January 30, 2009/ -- Valley Commerce Bancorp (OTCBB: VCBP), the bank holding company for Valley Business Bank, announced today that it has received $7.7 million as an approved participant in the U.S. Treasury Department’s TARP Capital Purchase Program. The Company issued to the U. S. Treasury 7,700 shares of Series B preferred stock and, upon exercise of a related warrant, 385 shares of Series C preferred stock. The TARP Capital Purchase Program, created by the U.S. Treasury, is a voluntary program in which selected, healthy financial institutions were encouraged to participate.

Donald A. Gilles, President and Chief Executive Officer of Valley Commerce Bancorp and Valley Business Bank commented: “Our capital position is already very strong compared to other California banks but we felt it was prudent in these uncertain economic times to apply for this capital at the time the program was announced.  Our application was reviewed by our principal federal regulator and by the U. S. Treasury and we qualified primarily because we are a strong bank.”

Valley Business Bank was recently given a 5 Star rating by the Bauer Financial Group, a nationally recognized bank monitoring organization.  This was the 15th consecutive quarter the Bank has achieved a 5 Star rating by Bauer.

Valley Commerce Bancorp will invest the majority of the TARP funds into its subsidiary, Valley Business Bank, which had a Total Risk-Based Capital Ratio of 13.9% at December 31, 2008.   The Bank’s Total Risk-Based Capital Ratio would increase to 16.9% if the entire $7.7 million in new capital were added at December 31, 2008.

To be considered “well-capitalized” under present FDIC regulations, a bank’s Total Risk-Based Capital Ratio must be at least 10.0%.  Recent industry chatter suggests that regulators now like to see banks maintain a cushion above this level.

Gilles further commented: “The TARP capital serves somewhat like an insurance policy given the possibility of a severe recession, and from that standpoint alone, it is well worth the cost.  More importantly, community banks like us are in the best position to boost lending and economic activity.  We foresee opportunities for growth that should put this capital to productive use in the coming years.”

Valley Business Bank has branch offices in Visalia, Tulare, Fresno, Woodlake, and Tipton.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno and has branch offices in Woodlake and Tipton.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management’s current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management’s expectations for Valley Commerce Bancorp’s future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management’s expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.